Exhibit 99.1

@ROAD REPORTS FIRST QUARTER RESULTS

First Quarter 2006 Revenues Increase 24% Over First Quarter 2005

FREMONT, Calif. – April 27, 2006 - @Road, Inc. (Nasdaq:  ARDI), a global provider of next generation solutions for Mobile Resource Management (MRM), today announced its results for the quarter ended March 31, 2006.

Total revenues for the first quarter of 2006 were $24.7 million, a 24% increase compared to $20.0 million for the first quarter of 2005. Hosted revenues for the first quarter of 2006 were $20.9 million, and licensed revenues for the first quarter of 2006 were $3.8 million.

Net loss attributable to common stockholders for the first quarter of 2006 was $2.7 million, or $0.04 per diluted share.

Non-GAAP earnings before tax for the first quarter of 2006 were $0.6 million, or $0.01 per diluted share. Non-GAAP earnings before tax are calculated by adjusting GAAP net loss attributable to common stockholders for the impacts of stock-based compensation of $0.9 million, intangibles amortization expense of $1.0 million, an expense for the change in the value of the derivative instrument liability of $1.2 million, a benefit from income taxes of $0.6 million, and depreciation expense of $0.8 million. A reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures and presentation of the most directly comparable GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures, included in this press release on page 8.

“New subscriber sales as well as total revenue and results of operations were consistent with our previously provided estimates. We believe that our first quarter performance is a good first step toward meeting our 2006 financial objectives,” said Krish Panu, president and CEO of @Road. “We are seeing opportunities in the market for new and add on business with customers, and we believe that momentum will continue to build particularly in the second half of 2006.”

The Company’s condensed consolidated balance sheet at March 31, 2006 included $100.2 million of cash, cash equivalents and short-term investments. “Our balance sheet remains strong and we believe that it can help us capture the opportunity we see in the Mobile Resource Management market,” stated Mr. Panu.

Year to Date Highlights

New Customers

•                  Announced that ELM Locating and Utility Services has selected @Road as its MRM solutions provider to give real-time visibility into the work of up to approximately 900 ELM Underground Utility Locating Field Technicians.

•                  Announced that British Gas, a Centrica company, recently completed the deployment of the @Road Taskforce™ solution to help optimize the service delivery of about 6,500 field engineers.

•                  Announced that The ServiceMaster Company has selected @Road as its supplier of MRM solutions with an initial deployment expected in ServiceMaster’s Terminix business unit. The @Road MRM solution is designed to provide Terminix branch managers with greater location intelligence, manageability and visibility into the work of up to approximately 6,000 field personnel.

New Services

•                                          Introduced @Road® Dynamic Capacity Management (DCM™) Suite. DCM is a capacity management solution designed to optimize field service planning, capacity control and appointment management by using intelligent automation that can continually synchronize available resources in line with ever-changing customer needs and preferences. DCM builds on existing @Road capabilities for Field Service Management and is available to both new and current customers.

•                                          Introduced AppSmart, a next-generation MRM solution platform designed to enable businesses to deliver integrated field service applications with advanced location intelligence, mobile device independence and a higher level of business performance on demand. AppSmart is built upon an existing @Road product and technology portfolio and extends the @Road vision for an on-demand application platform designed to serve the needs of medium-sized businesses as well as the complex field service delivery requirements of large enterprises.

Intellectual Property

•                                          Announced the issuance of three recently awarded patents by the U.S. Patent and Trademark Office, bringing the Company’s patent portfolio to twenty issued patents. @Road has additional patents and patents pending in jurisdictions throughout the world.

Alliances

•                                          Announced a strategic agreement with Eaton Corporation’s Vehicle Solutions business unit. Under the terms of the agreement, @Road and Eaton will cooperate on the development of a comprehensive Field Asset Management (FAM) solution as well as co-marketing and distribution initiatives in the global commercial vehicle market.

•                                          Entered into an agreement with LogicaCMG that enables LogicaCMG to integrate, market and resell the @Road Taskforce Field Service Management software to North American utilities as part of LogicaCMG’s Asset and Resource Management (ARM) product suite.

•                                          Announced a strategic relationship with Dexterra, Inc., a leading innovator of mobile business software. By applying Dexterra’s mobile application development and integration tools, @Road seeks to accelerate the development of mission-critical, next-generation on-demand solutions built on the @Road AppSmart™ MRM solution platform.

Awards

•                                          The @Road MRM Technology Demo Van was selected as a winner of the Wireless Emerging Technologies Award at CTIA WIRELESS 2006 for the Enterprise Solutions - Location Based Services category. Award recipients were announced at the CTIA WIRELESS 2006 Convention.

•                                          Received Frost & Sullivan’s 2006 Customer Value Enhancement Award for developing the @Road AppSmart on-demand technology and service delivery platform. The Award recognizes the company that is best positioned to expand its customer base, while maintaining its existing installed base, through more innovative value creation and enhancement strategies than competing vendors.

•                                          Recognized by Frost & Sullivan as a “Player to Watch in 2006” in the leading market research and consulting firm’s just released U.S. Next Generation Mobile Resource Management study.

•                                          Ranked fourth on the Forbes Magazine Midas List of the 25 Fastest-Growing Technology Companies. This year’s ranking for @Road is based on a 122% five-year sales growth rate and marks the second year in a row that @Road has ranked on the Forbes list.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, April 27, commencing at 2:00 p.m. Pacific Time, to discuss the first quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Martini. All interested parties may listen by dialing 888-481-7939 or 617-847-8707, pass code 19466150, or by tuning into the webcast at www.road.com.

Non-GAAP Measures

To supplement @Road’s consolidated financial statements presented in accordance with GAAP, @Road has begun providing certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before tax and non-GAAP earnings before tax per diluted share.

@Road’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of @Road’s current financial performance and provide further information for comparative information due to the adoption of the new accounting standard FAS 123(R).

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In addition, @Road believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 8 of this press release.

About @Road

@Road, Inc. is a leading global provider of solutions designed to automate the management of mobile resources and to optimize the service delivery process for customers across a variety of industries. @Road delivers Mobile Resource Management solutions in three key areas: Field Force Management, Field Service Management and Field Asset Management. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in on-demand software delivery, on-premise or hybrid environments that can seamlessly connect mobile workers in the field to real-time corporate data. @Road is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia. For more information on @Road solutions, visit www.road.com.

###

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous factors, risks and uncertainties affect the Company’s operating results and could cause actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, @Road historical and future operating results and profitability; the ability of customers to optimize operations as a result of using @Road solutions; the market acceptance of new @Road solutions such as AppSmart, DCM and other solutions mentioned in this press release; the ability of @Road to develop new solutions to meet market demand and deployment commitments; the ability of @Road and its alliances to market, sell and support @Road solutions; the ability of @Road and its alliances, such as Eaton, LogicaCMG and Dexterra to perform in accordance with the terms of alliance agreements; the ability of @Road to protect its intellectual property and enforce its intellectual property rights; the size and timing of purchasing and implementation decisions by ELM, The ServiceMaster Company and other prospects and customers; competition; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. The Company cautions the reader that the planned appearances of @Road personnel, time and/or manner of the live teleconference, webcast and replays may change for administrative or other reasons outside the Company’s control. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 22, 2006 and in its other filings with the Securities and Exchange Commission.

@Road, the @Road logo, AppSmart, Taskforce, DCM and Vidus are registered trademarks, trademarks or service marks of @Road, Inc. or its subsidiaries. All other product names and services are the property of their respective owners.

Contact:

Michael Martini	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mmartini@road-inc.com	dlebedeff@road-inc.com

or

Bob Stern

@Road Media Relations

510-870-1360

bstern@road-inc.com

@Road, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$24,177	$25,773
Short-term investments	75,975	77,643
Accounts receivable, net	10,798	12,475
Inventories	10,341	6,087
Deferred product costs	17,468	16,187
Deferred tax assets	1,488	1,448
Prepaid expenses and other	1,691	2,566
Total current assets	141,938	142,179
Property and equipment, net	6,185	6,195
Deferred product costs	17,425	16,995
Deferred tax assets	40,771	40,531
Goodwill	13,341	13,341
Intangible assets, net	26,323	27,333
Other assets	721	400
Total assets	$246,704	$246,974
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,501	$6,653
Accrued liabilities	7,492	8,751
Derivative liability	4,065	1,457
Deferred revenue and customer deposits	14,451	15,495
Total current liabilities	35,509	32,356
Deferred revenue	17,188	17,333
Deferred tax liabilities	—	323
Derivative liability	—	1,457
Other long-term liabilities	428	461
Total liabilities	53,125	51,930

Redeemable preferred stock	8,308	8,184

Stockholders’ equity:
Common stock	266,346	265,347
Notes receivable from stockholders	(6)	(7)
Accumulated other comprehensive loss	(99)	(78)
Accumulated deficit	(80,970)	(78,402)
Total stockholders’ equity	185,271	186,860
Total liabilities, redeemable preferred stock and stockholders’ equity	$246,704	$246,974

@Road, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
Revenues:
Hosted	$20,963	$21,805	$19,490
Licensed	3,782	5,464	502

Total revenues	24,745	27,269	19,992

Costs and expenses:
Cost of hosted revenue	11,002	10,668	9,524
Cost of licensed revenue (excluding intangibles amortization included below)	1,230	1,295	700
Intangibles amortization	1,010	1,010	457
Sales and marketing	5,918	5,423	4,647
Research and development	3,669	3,113	2,575
General and administrative	4,942	4,393	4,447
Impairment of intangible assets	—	2,270	—
In-process research and development	—	—	5,640

Total costs and expenses	27,771	28,172	27,990

Loss from operations	(3,026)	(903)	(7,998)

Other income, net:
Interest income, net	1,036	911	618
Change in derivative instrument liability	(1,151)	1,484	(741)
Other expense, net	(17)	32	2

Total other (expense) income, net	(132)	2,427	(121)

Net (loss) income before tax	(3,158)	1,524	(8,119)
Benefit from income taxes	590	1,465	—

Net (loss) income	(2,568)	2,989	(8,119)
Preferred stock dividends	(124)	(131)	(57)

Net (loss) income attributable to common stockholders	$(2,692)	$2,858	$(8,176)

Net (loss) income per share:
Basic	$(0.04)	$0.05	$(0.14)

Diluted	$(0.04)	$0.05	$(0.14)

Shares used in calculating net (loss) income per share:
Basic	61,198	60,740	57,385

Diluted	61,198	62,133	57,385

@Road, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data) (unaudited)

Three Months Ended
March 31, 2006
Net loss attributable to common stockholders	$(2,692)
Adjustments:
Stock-based compensation	929
Intangibles amortization	1,010
Change in value of derivative instrument liability	1,151
Benefit from income taxes	(590)
Depreciation expense	794
Total adjustments	3,294
Non-GAAP earnings before tax	$602

Non-GAAP earnings before tax per diluted share	$0.01